                                                                     EXHIBIT 2.2

                                     FORM OF
                                VOTING AGREEMENT

      THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of August 10, 2005, by and between Manhattan Associates, Inc., a Georgia corporation ("Buyer"), and the undersigned in his, her or its capacity as a shareholder ("Shareholder") of Evant, Inc., a California corporation ("Evant"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

      A. As an inducement for Buyer to enter into that certain Agreement and Plan of Merger dated as of August 10, 2005 (the "Merger Agreement"), by and among Buyer, Madison Acquisition Corp., a California corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), Evant and Ted Schlein as the Shareholder Representative, which agreement provides, among other things, for the merger of Merger Sub with and into Evant (the "Merger"), Buyer has requested that Shareholder execute and deliver this Agreement.

      B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of Evant will be converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

      C. Shareholder is the Beneficial Owner (as defined herein) of the number of outstanding shares of capital stock of Evant and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of Evant, all as set forth on the signature page of this Agreement (collectively, the "Shares"). For purposes hereof, "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      D. As an inducement for Buyer to enter into the Merger Agreement, Shareholder has agreed to restrict the transfer or disposition of the Shares and the New Shares (as defined in Section 1(b) hereof) and desires to vote the Shares and the New Shares so as to facilitate the consummation of the Merger. The execution and delivery of this Agreement and the granting of any irrevocable proxy herein is a material condition to Buyer's willingness to enter into the Merger Agreement.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Agreement to Retain Shares.

            (a) Transfer and Encumbrance. Shareholder agrees, during the period beginning on the date hereof and ending on the Expiration Date, (i) not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer") any of the Shares or any of the New Shares, or to negotiate, or make any offer or agreement relating thereto, other than to or with Buyer or pursuant to or in favor of the Merger Agreement, and (ii) not to deposit (or permit the deposit of) any Shares or New Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares or New Shares, in each case without the prior written consent of Buyer. Shareholder acknowledges that the intent of this Section 1(a) is to ensure that Buyer retains the right under the Proxy (as defined in Section 3 hereof) to vote the Shares and any New Shares in accordance with the terms of the Proxy. As used herein, the term "Expiration Date" shall mean the earliest to occur of (x) the Effective Time, (y) the termination of the Merger Agreement in accordance with its terms and (z) written notice of termination of this Agreement by Buyer to Shareholder.

            (b) New Shares. Shareholder agrees that any shares of capital stock of Evant that Shareholder purchases or with respect to which Shareholder otherwise acquires Beneficial Ownership after the date of this Agreement and prior to the Expiration Date, including shares of preferred stock or common stock of Evant and shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Shareholder which are convertible into, or exercised or exchangeable for, shares of capital stock of Evant ("New Shares"), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

      2. Agreement to Vote Shares. Subject to Section 12(l), until the Expiration Date, at every meeting of shareholders of Evant called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of Evant solicited with respect to any of the following, Shareholder shall vote or shall consent (in the case of a written consent, as soon as practicable and no later than twenty-four (24) hours after receipt of the solicitation of consent), to the extent not voted by Buyer or such duly authorized and appointed officers or directors of Buyer under the Proxy, the Shares and any New Shares (to the extent any such Shares and New Shares may be voted):

                  (i) in favor of the Merger Agreement, the Merger and any other matter necessary to consummate the transactions contemplated by the Merger Agreement, including approval of (A) all provisions of Article VIII of the Merger Agreement, the escrow and the deposit of that portion of the Merger Consideration equal to the Escrow Amount into the Escrow Fund (as defined in the Escrow Agreement), and (B) the appointment of the Shareholder Representative, pursuant to and as defined in the Merger Agreement;

                  (ii) against (A) approval of any proposal made in opposition to, or in competition with, the Merger Agreement, the consummation of the Merger or the transactions contemplated by the Merger Agreement, and (B) any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (I) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Evant with any party; (II) any sale, lease or transfer of any material portion of the assets or capital stock of Evant; (III) any reorganization, recapitalization, dissolution, liquidation or winding up of Evant; (IV) any change in the capitalization of Evant or Evant's corporate structure; or (V) any other action that is intended to interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

                  (iii) in favor of waiving any notice that may have been or may be required by the Tenth Amended and Restated Articles of Incorporation, any agreement by which Evant or Shareholder is bound, or otherwise relating to any reorganization of Evant, any reclassification or recapitalization of the capital stock of Evant or any sale of assets, change of control, or acquisition of Evant by any other Person, or any consolidation or merger of Evant with or into any other Person.

      Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 2.

      3. Agreement to Execute General Release of Claims. Shareholder also agrees to execute and deliver upon request of Evant or Buyer a general release of claims in the form attached hereto as Exhibit A.

      4. Irrevocable Proxy. Shareholder hereby grants to Buyer, and to any officer or director authorized and appointed by Buyer, a proxy (the "Proxy") to vote the Shares and New Shares as indicated in Section 2 above. Shareholder intends this Proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Proxy and hereby revokes any proxy previously granted by him or it with respect to the Shares or New Shares.

      5. Representations and Warranties.

            (a) Shareholder represents, warrants and covenants to Buyer as follows:

                  (i) Shareholder is the Beneficial Owner of the Shares, with the requisite power to vote or direct the voting of the Shares (to the extent the Shares may be voted), for and on behalf of all beneficial owners of the Shares.

                  (ii) Except as set forth in the Tenth Amended and Restated Articles of Incorporation, the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature.

                  (iii) Shareholder does not Beneficially Own any shares of capital stock of Evant other than the Shares.

                  (iv) Shareholder has the requisite power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditor's rights generally and (B) is subject to general principles of equity.

            (b) Buyer represents, warrants and covenants to Shareholder as follows:

                  (i) Buyer is a corporation duly organized and validly existing under the laws of the State of Georgia and has all requisite limited company power and authority to make, enter into and carry out the terms of this Agreement.

                  (ii) This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (B) is subject to general principles of equity.

      6. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Buyer, to carry out the purpose and intent of this Agreement and the Merger Agreement.

      7. Consents and Waivers. Shareholder hereby gives any consents or waivers that are reasonably requested in good faith for the consummation of the Merger under the terms of any agreement to which Shareholder is a party or pursuant to any rights Shareholder may have.

      8. Disclosure. Shareholder hereby agrees to permit the Buyer to publish and disclose in any proxy statement (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which the Buyer, in its reasonable discretion, determines to be required by law or necessary in connection with the Merger and any transactions related thereto, the Shareholder's identity and ownership of the Shares and the New Shares and the nature of the Shareholder's commitments, arrangements and understandings under this Agreement.

      9. Public Disclosure. Prior to the Expiration Date, Shareholder shall not issue any statement or communication to any third party regarding the subject matter of the Merger Agreement or the transactions contemplated thereby, including, if applicable, the termination of the Merger Agreement and the reasons therefore, without the prior written consent of Buyer.

      10. Appointment of Shareholder Representative. Shareholder appoints Ted Schlein as agent and attorney-in-fact for and on behalf of Shareholder for purposes of the Merger Agreement. Shareholder further agrees that any decision, act, consent or instruction of the Shareholder Representative, including any agreement by the Shareholder Representative for and on behalf of the Shareholders of Evant to any amendments, modifications and waivers of any term, condition or other agreement set forth in the Merger Agreement, shall constitute a decision of Shareholder for all purposes of and under the Merger Agreement, and that such decision, act, consent or instruction shall be final, binding and conclusive upon Shareholder as if made by Shareholder.

      11. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date, provided, however, that notwithstanding the foregoing, the provisions in Section 12 shall survive in full force and effect following the Expiration Date.

      12. Miscellaneous.

            (a) Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:(i) if to Buyer, to:

                        Manhattan Associates, Inc.
                        2300 Windy Ridge Parkway, Suite 700
                        Atlanta, Georgia  30339
                        Attention:  Chief Executive Officer
                        Telecopier:  678-597-7011

                        with copies to:

                        David K. Dabbiere, Esq.
                        Manhattan Associates, Inc.
                        2300 Windy Ridge Parkway, Suite 700
                        Atlanta, Georgia  30339
                        Facsimile:  770-308-0166

                        and

                        Morris, Manning & Martin, LLP
                        1600 Atlanta Financial Center
                        3343 Peachtree Road, N.E.
                        Atlanta, Georgia  30326
                        Attention:  Larry W. Shackelford, Esq.
                        Facsimile:  404-365-9532

                  (ii) if to Shareholder, to the address set forth on the signature page hereto.

                        with a copy to:

                        DLA Piper Rudnick Gray Cary
                        2000 University Avenue
                        East Palo Alto, California 94303
                        Attention:  James M. Koshland, Esq.
                        Facsimile: 650-833-2001

      All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 13(a), be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 13(a), be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section 13(a), be deemed given on the earlier of the third Business

Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 13(a), be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 13(a)). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

            (b) Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


            (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

            (d) Entire Agreement; Assignment. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein:
(i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof,
(ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates so long as Buyer remains obligated to perform those obligations required to be performed by Buyer hereunder.

            (e) Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            (f) Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby, to the jurisdiction of the United States District Court for the Northern District of Georgia and the jurisdiction of any court of the State of Georgia located in Cobb County, Georgia (in the case of any action brought by the Shareholder) and to the jurisdiction of the United States District Court for the Northern District of California and the jurisdiction of any court of the State of California located in Santa Clara

County, California (in the case of any action brought by Buyer) and waive any and all objections to jurisdiction that they may have under the laws of the State of Georgia (with respect to the Shareholder), the State of California (with respect to Buyer) or the United States (with respect to each party).

            (h) Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            (i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Northern District of Georgia and any court of the State of Georgia located in Cobb County, Georgia (in the case of any action brought by the Shareholder) and in the United States District Court for the Northern District of California and any court of the State of California located in Santa Clara County, California (in the case of any action brought by Buyer).

            (j) Attorneys' Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

            (k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

            (l) Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Shareholder makes no agreement or understanding herein in any capacity other than in Shareholder's capacity as a record holder and Beneficial Owner of Shares and New Shares, if applicable, (ii) nothing herein shall be construed to limit or affect any action or inaction by Shareholder acting in such person's capacity as a director, officer or employee of Evant, and
(iii) Shareholder shall have no liability to Buyer or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Shareholder in such person's capacity as a director, officer, or employee of Evant.

            (m) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (n) Non-survival of Representations and Warranties. The respective representations and warranties of Shareholder and Buyer contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

            (o) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any

Shareholder's Shares or New Shares. All rights, ownership and economic benefits of and relating to each Shareholder's Shares and New Shares shall remain vested in and belong to the Shareholder, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Evant or exercise any power or authority to direct Shareholder in the voting of any of its Shares or New Shares, except as otherwise provided herein.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MANHATTAN ASSOCIATES, INC.               SHAREHOLDER

                                         --------------------------------------
By:                                      Print name of entity, if applicable
      ------------------
                                         --------------------------------------
Name:                                    Signature
      ------------------

                                         --------------------------------------
Title:                                   Print Name
      ------------------
                                         --------------------------------------
                                         Print Title

                                         Address:

                                         --------------------------------------

                                         --------------------------------------

                                         --------------------------------------


                                         Shares:

                                         Common Stock:
                                                      -------------------------

                                         Series 1 Preferred Stock:
                                                                  -------------

                                         Series 2 Preferred Stock:
                                                                  -------------
                                         Series 3 Preferred Stock:
                                                                  -------------

                                         Evant Options:
                                                        -----------------------

                                         Evant Warrants:
                                                        -----------------------

                                         Other:
                                               --------------------------------

                          EXHIBIT A TO VOTING AGREEMENT

                            GENERAL RELEASE OF CLAIMS

      This General Release of Claims (the "Release") is being executed and delivered by the undersigned shareholder (the "Shareholder") of Evant, Inc., a California corporation (the "Company"), in accordance with the Agreement and Plan of Merger dated as of August 10, 2005 (the "Merger Agreement") by and among the Company, Manhattan Associates, Inc., a Georgia corporation (the "Buyer"), Madison Acquisition Corporation, a California corporation and wholly-owned subsidiary of Buyer (the "Merger Sub"), and Ted Schlein as Shareholder Representative, pursuant to which the Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Buyer (the "Merger"). Capitalized terms used in this Release without definition shall have the meanings ascribed to them in the Merger Agreement.

      Shareholder acknowledges that the execution and delivery of this Release by a certain percentage of the Company's shareholders is a condition to Buyer's and Merger Sub's obligation to consummate the transactions contemplated by the Merger Agreement.

      Shareholder, in order to induce Buyer and Merger Sub to consummate the Merger pursuant to the Merger Agreement, hereby agrees as follows:

            GENERAL RELEASE OF CLAIMS. Effective as of the closing of the Merger, for the benefit of the Buyer and its subsidiaries and the Company and its subsidiaries, Shareholder hereby releases, remises and forever discharges any and all rights and claims that he, she or it has had, now has or might now have against the Buyer, the Company and each of their respective subsidiaries, including but not limited to the Merger Sub, and the directors, officers, employees, agents, shareholders, attorneys, successors and assigns of the Buyer, the Company and their respective subsidiaries (collectively, the "Released Parties"); provided, however, that such release shall not include any claim Shareholder has, had, or might now have or may have in the future against Buyer or the Surviving Corporation for breach of their respective obligations under the Merger Agreement. In signing this Release, Shareholder expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542, which states as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Shareholder expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Shareholder does not know or suspect to exist in Shareholder's favor at the time of execution hereof, and that this Release contemplates the extinguishment of such claim or claims.

      IN WITNESS WHEREOF, Shareholder has executed this General Release of Claims as of the date set forth below.

                                          IF SHAREHOLDER IS AN INDIVIDUAL:

                                          SHAREHOLDER:


                                          -------------------------------------

                                          Print Name:
                                                     --------------------------

                                          Date:            , 2005
                                                -----------



                                          IF SHAREHOLDER IS AN ENTITY:

                                          SHAREHOLDER:

                                          -------------------------------------


                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------


                                          Date:             , 2005
                                                ------------